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                                                                 Exhibit 99.1

                FORTIS, INC. COMPLETES ACQUISITION OF CORE, INC.

        TRANSACTION REINFORCES COMMITMENT OF BOTH COMPANIES TO SUPPORTING
                    CONTINUED GROWTH AND INDUSTRY LEADERSHIP

NEW YORK, NY and IRVINE, Calif., July 12, 2001 - Fortis, Inc., part of the international Fortis group [BSE: FOR and AMS: FOR], and CORE, INC. ("CORE") [Nasdaq: CORE], today announced the completion of the acquisition of CORE. CORE is a leading provider of employee absence management nationwide and a major provider of disability reinsurance management services to middle-market insurance carriers.

As announced on March 29, 2001, Fortis, Inc. agreed to acquire all of the shares of CORE for approximately $45 million in the aggregate. In connection with the closing of the merger, CORE has also repaid approximately $10.9 million of its outstanding debt.

As a result of the merger, each outstanding CORE share was converted into the right to receive $4.92 in cash, without interest. As soon as practicable, the paying agent will mail to CORE stockholders of record at the close of the merger transmittal instructions for submitting share certificates to the paying agent for payment.

J. Kerry Clayton, president and chief executive officer of Fortis, Inc., said, "Fortis, Inc.'s acquisition of CORE represents an important step forward in our strategy to build and manage a select portfolio of U.S. specialty businesses that are leaders in their respective markets. CORE's recognized expertise in employee absence management will provide us with cutting-edge knowledge and R&D that we can leverage across our businesses. We also expect to realize improvements in pricing accuracy and duration case management through direct access to CORE's data warehouse, COREbase(TM), the most comprehensive proprietary repository of clinical experience and benchmark data in the industry. Our non-medical group insurance business, Fortis Benefits, will also benefit from CORE's institutional knowledge of and expertise in disability services and solutions, including clinical disability management and Family and Medical Leave Act (FMLA) administration.

"CORE complements our existing niche businesses and is an ideal partner to help Fortis, Inc. seize exciting new opportunities for growth and innovation," Mr. Clayton concluded.

James T. Fallon, co-president of CORE, said: "Our combination with Fortis, Inc. will strengthen our position as a leading provider of employee absence management and disability reinsurance management services. Fortis, Inc., backed by Fortis' global reach and financial strength, has the resources and operational expertise to help CORE execute on our current strategy to grow our businesses and increase our market share."

Michael D. Lachance, co-president of CORE, added: "CORE's mix of products and services have made us a leader in our markets and an expert in our industry. CORE's expertise and leadership will provide Fortis, Inc.'s businesses with valuable new tools to


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remain leaders in the markets they serve. Together, we will continue to offer our clients innovative and industry-leading services."

George C. Carpenter IV, CORE's chairman and chief executive officer, will continue to work with CORE to help complete the transition. Craig C. Horton will become executive vice president of national accounts, taking on a significant leadership role in strategy and large account management.

As a wholly owned subsidiary of Fortis, Inc., CORE will maintain its operations in California, Maine, Maryland, Massachusetts, Michigan and Minnesota. CORE will also maintain the company name as well as the names of its subsidiaries, products and divisions.

ABOUT CORE, INC.

CORE is a leading independent provider of employee absence management, covering
1.8 million employees nationwide. CORE combines proprietary clinical systems with a staff of experienced nurses, physicians, benefits specialists and claims professionals to help employers reduce absences, increase employee satisfaction and improve workplace productivity. CORE employs nearly 600 employees in offices nationwide and serves over 350 clients, including numerous Fortune 500 clients. For more information, visit the company's website at www.coreinc.com.

ABOUT FORTIS, INC.

Fortis, Inc. is a financial services company that, through its operating companies and affiliates, has built leadership positions in a number of specialty insurance market segments in the U.S. The companies of Fortis, Inc. are leading providers of individual, temporary and small group health insurance; group disability, life and dental insurance; preneed funeral insurance; credit related insurance products and services; and membership and extended service programs.

Fortis, Inc. is part of Fortis, an international financial services provider active in the fields of insurance, banking and investment. Fortis employs approximately 70,000 people worldwide and offers a broad range of financial services. In its home market, the Benelux countries, Fortis occupies a leading position and offers a broad range of financial services to individuals, companies and the public sector. Outside its home market, Fortis concentrates on selected market segments. At year-end 2000, Fortis had total assets in excess of $410 billion. As one of the world's largest financial services companies, Fortis ranks 26th on the Fortune 'Global 500' and 33rd on the Forbes 'World Super 50' (July 24, 2000). For more information, visit the company's website at www.fortis.com.


CONTACTS

FORTIS, INC.                          CORE, INC.

Investors:                            Investors/Media:
Drew Desky                            Mona Baset Winn
(212) 859-7030                        (949) 442-2109
drew.desky@us.fortis.com              mona.baset-winn@coreinc.com

Media:
Melissa Kivett
(212) 859-7029
melissa.kivett@us.fortis.com


FORTIS BENEFITS

Media:
Kathy Kelley
(816) 474-2392
kathy.kelley@us.fortis.com